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                                                                    Exhibit 12.1

                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions except ratios)


                                                                                    Fiscal Year Ended (1)
                                                                   ----------------------------------------------------
                                                                    June 28,   June 27,    July 3,   July 1,   June 30,
                                                                     1997      1998 (2)   1999 (3)    2000     2001 (4)
                                                                   ---------  ---------   --------  --------   --------
       Fixed charges:
          Interest expense                                          $   202    $   224    $   237    $   252    $   270
          Interest portion of rental expense                             64         61         62         63         64
                                                                    -------    -------    -------    -------    -------

          Total fixed charges before capitalized interest               266        285        299        315        334
          Capitalized interest                                           12         10          3          9         14
                                                                    -------    -------    -------    -------    -------

             Total fixed charges                                    $   278    $   295    $   302    $   324    $   348
                                                                    =======    =======    =======    =======    =======

       Earnings available for fixed charges:
          Income (loss) before income taxes continuing operations   $ 1,401    ($  531)   $ 1,570    $ 1,567    $ 1,851
          Less undistributed income in minority owned companies          (7)        (6)        (6)        (8)        (2)
          Add minority interest in majority-owned subsidiaries           30         25         31         35         51
          Add amortization of capitalized interest                       23         25         23         24         24
          Add fixed charges before capitalized interest                 266        285        299        315        334
                                                                    -------    -------    -------    -------    -------

             Total earnings (losses) available for fixed charges    $ 1,713    ($  202)   $ 1,917    $ 1,933    $ 2,258
                                                                    =======    =======    =======    =======    =======


       Ratio of earnings (losses) to fixed charges                      6.2       (0.7)       6.3        6.0        6.5
                                                                    =======    =======    =======    =======    =======
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Notes
(1)  Our fiscal year ends on the Saturday nearest June 30.

(2) In 1998, we recorded a restructuring provision that reduced income from continuing operations before income taxes by $2,038. An increase in income from continuing operations of $497 million in 1998 would have resulted in a ratio of earnings to fixed charges of 1.0x and an increase in income from continuing operations of $521 million in 1998 would have resulted in a ratio of earnings to fixed charges and preferred stock dividend requirements of 1.0x.

(3) Fiscal 1999 was a 53-week year. In 1999, we recorded a gain on the sale of our tobacco business of $137 and a product recall charge of $76 that resulted in an increase in income from continuing operations before taxes of $61.

(4) In 2001, we recorded a pre-tax charge of $554 in connection with certain reshaping actions, a pre-tax gain of $105 in connection with the IPO of our Coach Inc. subsidiary and a tax-free gain of $862 in connection with the exchange of our stock for the stock of Coach Inc., that resulted in an increase in income from continuing operations before taxes of $413.